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                                            EXHIBIT 10(iii)(A)(2)







             SETTLEMENT AND NON-DISCLOSURE AGREEMENT



          CHARLES S. SANFORD, JR., on his own behalf and on behalf of his heirs, executors, administrators, attorneys, successors and assigns (hereinafter collectively referred to as "Sanford"), and BANKERS TRUST NEW YORK CORPORATION, on its own behalf and on behalf of its subsidiaries, divisions, affiliates, successors and assigns, and its and their respective officers, directors, agents, representatives and employees (hereinafter collectively referred to as "Bankers Trust" or the "Company"), have reached the within agreement ("Agreement") in settlement of any and all issues related to Sanford's employment with, and retirement from the employ of, Bankers Trust, such Agreement being reached on the following terms and conditions:
     i. Sanford shall resign his position as Chairman of Bankers Trust effective April 16, 1996 and his employment on April 30, 1996.
     ii. In recognition of his many years of dedicated service to Bankers Trust and of his retirement from the Company and for executing this Agreement, Sanford will be provided with the following:
     (1) On or about the eighth (8th) day following his execution of this Agreement, which Sanford acknowledges may not be executed prior to April 30, 1996, his last day of employment, Bankers Trust shall contribute $2,000,000 to Sanford's ADCAP account. Sanford's entire ADCAP account will be distributed to him on or about May 31, 1996. Sanford hereby acknowledges and further agrees that the $2,000,000 contribution to his ADCAP account made pursuant to this paragraph, will be forfeited and he will be required to tender back such contribution to Bankers Trust within thirty (30) days of a request therefor, if he materially violates any provisions of this Agreement, within the one-year period following its execution. Sanford also acknowledges that should any request be made by Bankers Trust for the tender back of this contribution in the event of his material violation of this Agreement, and should he fail to tender back such contribution within the requisite thirty (30) day period, he shall be

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responsible for Bankers Trust's attorneys' fees and costs
incurred in any action to recover such contribution.
     (2) On April 16, 1996, Bankers Trust shall provide Sanford with 75,000 stock options under the terms of the BTNY Corporation Stock Option Stock Award Plan. These options shall vest on the eighth (8th) day following the execution of this Agreement. Such options shall become first exercisable on April 16, 1997. These options together with all other previously awarded options that are currently outstanding shall continue to become exercisable in accordance with their terms and, notwithstanding any provisions of such options to the contrary, shall remain exercisable for the original terms under which they have been granted. That is, options which have previously been granted to Sanford and are currently outstanding may be exercised for the remainder of the original ten year exercise period. Any options remaining unexercised at the end of the respective periods will be forfeited.
               Sanford understands that upon execution of this Agreement by the Company, any Incentive Stock Options outstanding will be deemed "Modified" and thereby lose their tax qualified status.
     (3) Bankers Trust acknowledges that Sanford has a Restricted Stock award outstanding of 63,500 shares. On or about the eighth (8th) day after he executes this Agreement, such shares will vest and be distributed to Sanford.
Sanford acknowledges that the payments and benefits set forth above shall be subject to applicable federal, state and local taxes, and all other deductions as required by law and Bankers Trust policy. Sanford shall have no duty to seek other employment or to become self-employed to mitigate any payments or benefits to which he is entitled pursuant to this Agreement nor shall there be any offset against such payments or benefits in the event of such employment or self-employment. If Sanford dies prior to the payment of any of the amounts set forth in this paragraph, Sanford's estate or his designated beneficiary shall be paid such amounts.
          iii. In exchange for the consideration described in paragraphs ii(1), (2) and (3), Sanford hereby releases Bankers Trust from any and all liability arising from any and all acts including, but not limited to, those arising out of his employment relationship with the Company or his separation therefrom, or under any contract, tort, federal, state, or local fair employment practices or civil rights law including, but not limited to, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers' Benefits Protection Act of 1990, or any claim for physical or emotional distress or injuries, or any other duty or obligation of any kind or description.

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This release shall apply to all known, unknown, unsuspected and unanticipated claims, liens, injuries and damages including, but not limited to, claims of employment discrimination, indemnity for discharge, or claims sounding in tort or in contract, express or implied, as of the date of the execution of this Agreement. Notwithstanding the foregoing, Sanford does not release his right to have the Company perform its obligations under this Agreement, including without limitation, his right to (i) indemnification pursuant to the by-laws of the Company, and applicable Directors' and Officers' Liability insurance as hereafter described (ii) any compensation or benefits pursuant to any plan or program that is part of the subject matter of this Agreement, (iii) pension, health or similar benefits under the Company's retirement programs.
               Sanford also agrees not to initiate any legal action, charges or complaints against Bankers Trust in any forum whatsoever, in connection with the claims released by him pursuant to this paragraph.
               Bankers Trust expressly denies that it has violated any such law, statute, ordinance, contract, duty or obligation whatsoever, or that it committed any tort or engaged in any wrongful conduct with respect to Sanford. Sanford acknowledges that the consideration described in this Agreement is in excess of that to which he was otherwise entitled upon his termination under either applicable law, Company policy, or pursuant to any contractual agreement he may have with Bankers Trust.
               Bankers Trust agrees that Sanford is entitled to indemnification to the fullest extent provided by the Company for Directors and Officers as set forth in the Company's bylaws as may exist from time to time, but in no event less favorable than available to other Directors and Officers. Sanford shall also be entitled to Directors' and Officers' liability insurance in accordance with the terms of the policy provided by the Company for its Directors and Officers as amended from time to time. Subject to the terms of such bylaws, Sanford shall have the right to choose his own counsel in connection with any investigatory or legal proceedings, in which Sanford may be or become involved, and shall be reimbursed for reasonable attorneys' fees in connection with any such investigation or litigation. Additionally, Sanford shall be given reasonable access to Company books and records relevant to such investigatory or legal proceedings to the extent permitted by the Company's bylaws or applicable rules, regulations or law.
          iv. The terms of this Agreement, the claims that have been or could have been raised against Bankers Trust as of the date of this Agreement, and the facts and circumstances underlying any such claim shall not be admissible by Sanford in any litigation or proceeding in any forum, except as required by law, for any purpose other than to secure enforcement of the

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 terms and conditions of this Agreement.
          v. Neither Sanford nor the Company will publish, publicize, or disseminate or cause to be published, publicized or disseminated or permit to be published, publicized or disseminated, directly or indirectly, and will keep entirely confidential any information, data or documents (1) relating to Sanford's employment with and separation from Bankers Trust, except that either party may discuss the fact that he was employed by Bankers Trust, his title, salary, compensation, responsibilities and that he resigned his position; or (2) relating to the terms of this Agreement or the fact that this Agreement exists, except for (a) the purpose of enforcing this Agreement should that ever become necessary; or (b) disclosures required by a court or governmental agency or by applicable law, or to any investigatory or regulatory agency with authority over the Company. Sanford may disclose the terms of this Agreement to his spouse, accountants, attorneys or tax preparers, and, the Company may disclose the terms of this Agreement to its accountants, attorneys, tax preparers, its employees who have a need to know such terms, and as otherwise set forth above.
Should this document or any terms hereof be disclosed publicly pursuant to applicable law, the terms of this agreement with respect to non-disclosure shall no longer be applicable with respect to any items otherwise made public.
               Sanford further agrees that he will not publish, publicize or disseminate, or cause to be published, publicized or disseminated or permit to be published, publicized or disseminated, directly or indirectly, and will keep entirely confidential any confidential information, data or documents relating to the operations of the Company, including, but not limited to, any trade secrets or other proprietary information, except as may be required by a court or governmental agency. Confidential information shall mean all information that is not known or available to the public concerning the business of the Company relating to its financial products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies, including know-how, financial information concerning the Company and its customers and specifications, programs, documentation and manuals relating to all financial models, telecommunications and computer systems, software, hardware and applications developed or used by Bankers Trust. Confidential information shall include information that is, or becomes, known to the public as a result of a breach by Sanford of the provisions of this Agreement. Bankers Trust reserves the right to seek appropriate damages, including attorneys' fees and injunctive relief, should Sanford violate this Agreement.
          vi. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive such party of the right thereafter to insist upon strict adherence to that term or any

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other term of the Agreement.  Any waiver must be in writing and signed by Sanford or any authorized officer of the Company, as the case may be.
          vii. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws provisions.
          viii. If any of the provisions, terms, clauses, or waivers or releases of claims or rights contained in this Agreement are declared illegal, unenforceable, or ineffective in a legal forum, such provisions, terms, clauses, waivers, releases or claims or rights shall be deemed severable, such that all other provisions, terms, clauses, waivers, releases of claims and rights contained in this Agreement shall remain valid and binding upon both parties.
          ix. Sanford agrees to voluntarily cooperate with the independent counsel's investigation of Bankers Trust's derivatives business, and with the Company in connection with any threatened, actual or future litigation or investigations by federal, state, or local agencies involving the Company, whether administrative, civil or criminal in nature, in which and to the extent his cooperation is deemed necessary by the Company in its sole discretion. The Company shall reimburse Sanford for all reasonable out-of-pocket travel expenses incurred by him in connection with his voluntary cooperation under this paragraph. Such expenses shall be reimbursed after his submission to the Company of statements in such reasonable detail as the Company may require. Sanford shall be entitled to a fee of $2,500 per day (pro-rated for a portion of a day) for furnishing such voluntary cooperation, such fee to be paid promptly following his submission of a statement therefor.
          x. Sanford acknowledges that he has had up to twenty-one (21) days from the date he received this Agreement to consider the terms of this Agreement and further, acknowledges that he is fully aware of its contents and of its legal effects. Sanford is also hereby advised by Bankers Trust to consult with an attorney regarding this Agreement.
          xi. This Agreement has been executed freely, knowingly and voluntarily by Sanford without duress, coercion, or undue influence, with a full and free understanding of its terms. This Agreement is revocable by either party for seven (7) days following its execution, after which time it shall become effective and enforceable. Notice of revocation must be sent in writing to the other party within the seven (7) day revocation period after this Agreement is signed by the party seeking revocation. If Sanford wishes to revoke his agreement, his written notice of revocation must be received within the seven
(7) day revocation period by Peter Gurney, Managing Director, at the following address: Bankers Trust New York Corporation, 130 Liberty Street, New York, New York.
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          xii. This Agreement supersedes all prior oral and
written agreements, if any, with respect to the subject matter hereof between the parties. This Agreement may not be changed except by a writing signed by Sanford and an authorized management representative of Bankers Trust.




AGREED:                            AGREED:
                                   BANKERS TRUST NEW YORK
                                   CORPORATION on behalf of
                                   Bankers Trust

/S/CHARLES S. SANFORD, JR.         By: /S/MARK BIELER
CHARLES S. SANFORD, JR.            Mark Bieler
                                   Executive Vice President


April 30, 1996                     April 10, 1996
Date                               Date



On this 30th day of April 1996,    On this 10th day of April
before me personally came CHARLES  1996, before me personally
S. SANFORD, JR. to me known to be  came Mark Bieler, authorized
the individual described in and    representative for Bankers
who executed the foregoing         Trust New York Corporation, to
Settlement and Non-disclosure      me known to be the individual
Agreement, and duly acknowledged   described in and who executed
to me that he executed the same.   the foregoing Settlement and
                                   Non-disclosure Agreement, and
                                   duly acknowledged to me that
                                   he executed the same.

/S/PERRY V. CAPITANI               /S/PERRY V. CAPITANI
Notary Public                      Notary Public